Exhibit 99.2

News Release

For more information, please contact:
Investor Relations:
Dexter Congbalay
224-306-1535
Dexter.Congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Holdings Announces $250 Million Capital Investment in Additional Fry Line; Raises Quarterly Dividend

EAGLE, ID (December 21, 2017) — Lamb Weston Holdings, Inc. (NYSE: LW) announced today an expansion of french fry processing capacity in North America and an increase in its quarterly dividend.

“The french fry category has been growing at attractive rates around the world, and we believe industry capacity has been challenged in recent years to keep up with continued growth in market demand,” said Tom Werner, President and CEO of Lamb Weston. “This investment in a new french fry processing line in the Columbia Basin reflects Lamb Weston’s continued commitment to support our strategic partners as they continue to grow their businesses in North America and abroad.”

Capacity Expansion

The Company announced an investment to expand operations at its Hermiston, Oregon, processing facility with the construction of a 300 million pound-per-year, state-of-the-art french fry line. The new line will be modeled on the Company’s recently operational production line in Richland, Washington, and is expected to be completed in the fourth quarter of fiscal 2019. The new Hermiston line is intended to support growth in North America, as well as exports to Asia where demand growth has been, and is expected to remain, strong. The expansion is expected to add approximately 170 full time positions.

Oregon Gov. Kate Brown has approved an award from the state’s Strategic Reserve Fund to help move the project forward. The award is intended to support infrastructure development at the site and workforce training and diversification.

“I’m happy to announce this new state investment as part of my focus on growing a thriving Oregon economy in all parts of our state,” Gov. Brown said. “In addition to supporting our rural economies and booming agriculture industry, this investment provides critical workforce training opportunities in well-paying jobs in Eastern Oregon.”

The total investment for the new line is expected to be approximately $250 million, with capital expenditures of approximately $25 million and $225 million in fiscal years 2018 and 2019, respectively.

Dividend

The Board of Directors declared a quarterly dividend of $0.19125 per share of Lamb Weston common stock, up from $0.1875 per share in the prior quarter. The dividend is payable on March 2, 2018 to stockholders of record at the close of business on February 2, 2018.

In addition, the Company stated that it will target an annual dividend payout ratio of 25 percent to 35 percent of Adjusted Diluted Earnings Per Share.

About Lamb Weston

Lamb Weston is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for our customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “believe,” “continue,” “expect,” “support,” “grow,” “remain,” “invest,” “will,” “intend,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s capital investments, dividends and business outlook and prospects. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the Company’s ability to successfully execute its long-term value creation strategies; the competitive environment and related conditions in the markets in which it operates; political and economic conditions of the countries in which it conducts business and other factors related to its international operations; disruption of its access to export mechanisms; its ability to complete proposed acquisitions or integrate acquired businesses or execute on large capital projects; its future debt levels; the availability and prices of raw materials; changes in its relationships with its growers or significant customers; the success of its joint ventures; actions of governments and regulatory factors affecting its businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; its ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.